        Exhibit 99.1
X4 Pharmaceuticals Announces $65 Million Private Placement Priced At-the-Market

X4 WHIM Phase 3 clinical data webinar to be held today at 4 pm ET

BOSTON, Mass., May 16, 2023 – X4 Pharmaceuticals, Inc. (Nasdaq: XFOR), a leader in the discovery and development of novel small molecule therapeutics to benefit people with rare diseases of the immune system, today announced that it has agreed to sell an aggregate of 42,784,203 shares of common stock (or pre-funded warrants in lieu thereof) to certain institutional accredited investors in a private investment in public equity (PIPE) financing. X4 anticipates that gross proceeds from the PIPE will be approximately $65 million, before deducting fees to the placement agents and other estimated offering expenses payable by the Company. The closing of the financing is expected to occur on or about May 18, 2023, subject to customary closing conditions.

In addition, as previously announced, X4 will present additional results from its global, pivotal, Phase 3 clinical trial (4WHIM) evaluating the safety and efficacy of mavorixafor in people with WHIM syndrome at a company webinar to be held today, May 16, 2023, at 4:00 p.m. ET. The live webinar can be accessed here. The webcast can also be accessed on the investor relations section of X4’s website at www.x4pharma.com.

The PIPE financing included participation from new and existing investors including New Enterprise Associates (NEA), Bain Capital Life Sciences, Adage Capital Management, Stonepine Capital Management, LLC, Acorn Bioventures, OrbiMed, Kingdon Capital, and other healthcare specialist investors.

Piper Sandler and Stifel served as lead placement agents. Cantor acted as co-placement agent and H.C. Wainwright & Co. acted as financial advisor for the offering.

Inclusive of the net proceeds from this transaction, X4 now expects its cash and cash equivalents to fund operations into the fourth quarter of 2024, excluding the potential proceeds from the sale of a priority review voucher, for which the company is eligible and may receive in the first half of 2024.

Pursuant to the terms of the securities purchase agreement, at the closing of the PIPE, X4 will issue an aggregate of 42,784,203 shares of common stock (or pre-funded warrants in lieu thereof). The purchase price per share is $1.52 (or $1.519 per pre-funded warrant). The price per share was based in part upon the Nasdaq official closing price.

X4 expects to use these funds for continued clinical development and commercial readiness of its lead candidate, mavorixafor, and for working capital, and general corporate purposes.

The securities sold in this financing are being made in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements. X4 has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock and the shares of its common stock underlying the pre-funded warrants sold in this financing.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About X4 Pharmaceuticals
X4 Pharmaceuticals is a late-stage clinical biopharmaceutical company focused on the discovery and development of novel therapies for people with rare diseases of the immune system. Our lead clinical candidate is mavorixafor, a small molecule antagonist of chemokine receptor CXCR4 that is being developed as an oral, once-daily therapy. Due to its ability to increase the mobilization of mature, functional white blood cells from the bone marrow into the bloodstream, we believe that mavorixafor has the potential to provide therapeutic benefit across a variety of chronic neutropenic disorders, including WHIM (Warts, Hypogammaglobulinemia, Infections, and Myelokathexis) syndrome, a rare, primary immunodeficiency. Following announcement of positive top-line data from our global, pivotal, 4WHIM Phase 3 clinical trial, we are currently preparing a U.S. regulatory submission seeking approval of oral, once-daily mavorixafor in the treatment of people aged 12 years and older with WHIM syndrome. We are also currently evaluating mavorixafor in a Phase 2 clinical trial in people with certain chronic neutropenic disorders following positive results from a Phase 1b clinical trial of mavorixafor in people with congenital, idiopathic, or cyclic neutropenia. We continue to leverage our insights into CXCR4 and immune system biology at our corporate headquarters in Boston, Massachusetts and at our research center of excellence in Vienna, Austria. For more information, please visit our website at www.x4pharma.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may be identified by the words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target,” or other similar terms or expressions that concern X4's expectations, strategy, plans, or intentions. Forward-looking statements include, without limitation, statements regarding the timing, use of proceeds and closing of the PIPE. Actual events or results may differ materially from those expressed or implied by any forward-looking statements contained herein, including, without limitation, as a result of market and other conditions; the risk that the conditions to the closing of the proposed PIPE are not satisfied; as well as other risks and uncertainties described in the section entitled “Risk Factors” in X4’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 4, 2023, and in other filings X4 makes with the SEC from time to time. X4 undertakes no obligation to update the information contained in this press release to reflect new events or circumstances, except as required by law.

Contacts:
Daniel Ferry (investors)
Managing Director, LifeSci Advisors
daniel@lifesciadvisors.com
(617) 430-7576

Cherilyn Cecchini, M.D. (media)
LifeSci Communications
ccecchini@lifescicomms.com